Exhibit 23.1

The Board of Directors and Stockholders
TransMontaigne Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055, 333-34579 and 333-71724) on Form S-8 of TransMontaigne Inc. of our report dated September 13, 2002 relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, preferred stock and common stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 annual report on Form 10-K of TransMontaigne Inc.

Denver, Colorado
September 25, 2002